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                     [RALCORP HOLDINGS, INC. LETTERHEAD]


                           [FORM OF EMPLOYEE LETTER]

                                               December 27, 1996

Dear Shareholder:

     Enclosed is a Proxy Statement-Prospectus and Proxy for the Special Meeting of Shareholders of Ralcorp Holdings, Inc. The enclosed Proxy relates to the following shares:

     - Shares of Ralcorp Stock as to which you are registered with the Company as the record holder.

     - Shares of Ralcorp Stock credited to your account in the Ralcorp Holdings Savings Investment Plan.

     The Trustee of the Ralcorp SIP will vote all shares of Ralcorp Stock held in the Plan as of the record date, whether or not the shares have been credited to participants' accounts. For administrative reasons, shares credited to a participant's account as of a cut-off date of November 25, 1996, will be voted in accordance with the participant's instructions on the enclosed Proxy card. Any credited shares for which no instructions are received by the Trustee, and any shares in the fund which were not credited as of November 25, 1996, will be voted by the Trustee in the same proportion as the shares for which instructions were received from all participants in the Plan.

     Please complete, sign and date the enclosed Proxy and return it, in the postage-paid envelope provided, to the Corporation Trust Company, which acts as Tabulator. In order to provide the Tabulator with time to tabulate the votes, it has requested that all Proxies be returned as promptly as possible, but no later than January 24, 1997.

     You may also have received additional copies of the Proxy
Statement-Prospectus and Proxies relating to other shares of stock held by you in street name. These Proxies are not duplicates of the one enclosed and we ask that they also be completed and returned pursuant to the instructions enclosed with them.

                                          Robert W. Lockwood
                                          Vice President, General Counsel
                                          and Secretary